Exhibit 10.25

Execution Copy

RETIREMENT COMPENSATION ARRANGEMENT TRUST AGREEMENT

THIS TRUST AGREEMENT made as of the 1st day of March, 2011.

B E T W E E N:

HELI-ONE CANADA INC., a company duly incorporated under the federal laws of Canada,

(hereinafter referred to as the “Company”)

OF THE FIRST PART,

- and -

ROYAL TRUST CORPORATION OF CANADA, a trust company duly incorporated under the laws of Canada,

(such trustee and any successor trustee being hereinafter referred to as the “Trustee”)

OF THE SECOND PART,

- and -

CHRISTINE BAIRD, an individual residing in the City of Vancouver in the Province of British Columbia,

(such individual and, following her death, her Designated Beneficiary (as defined herein), being hereinafter referred to as the “Participant”)

OF THE THIRD PART.

WHEREAS CHC Helicopters International Inc. entered into a Supplemental Retirement Plan Agreement with the Participant dated October 5, 2004, as amended and restated on April 30, 2007 (such agreement, so amended and restated, is hereinafter referred to as the “Plan”);

AND WHEREAS a Change of Control (as defined in the Plan) occurred in respect of CHC Helicopters International Inc. on or about September 16, 2008 thereby triggering certain obligations pursuant to the Plan to establish a “retirement compensation arrangement” (as that term is defined under the Income Tax Act (Canada), hereinafter referred to as an “RCA”), or similar arrangement, to secure full funding for all benefit liabilities to the Participant under the Plan through one or more renewable letters of credit which are to be irrevocable during the term specified in the Plan, and which funding arrangement is to be maintained in full force and effect, without interruption, until all benefits payable under the Plan have been paid unless the written consent of the Participant at the time is first obtained;

AND WHEREAS, in connection with the reorganization of CHC Helicopters International Inc. and its affiliates, and to satisfy the obligations under the Plan and secure the payment of Participant Liabilities (as that term is defined herein), the Company has undertaken and wishes to establish a trust fund (hereinafter referred to as the “Trust Fund”) which Trust Fund is to be constituted as an RCA;

AND WHEREAS the Company represents and warrants that:

(a)	the Plan is not intended to be subject to pension benefits standards legislation in Canada and is not registered under pension benefits standards legislation in Canada, and

(b)	the face value of the initial Letter of Credit as stipulated in Section 2.02(a) is sufficient to cover the Participant Liabilities (as those terms are defined herein) as at March 1, 2011;

AND WHEREAS the parties hereto have agreed to enter into a trust agreement in this form to provide for the appointment and duties of the Trustee as trustee and custodian of, and to establish, the Trust Fund and certain rights and obligations of the parties relating thereto;

NOW THEREFORE IN CONSIDERATION of the payment of $10.00 by each of the Company and the Participant to the Trustee, the mutual covenants and agreements of all the parties herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties each intending to be legally bound do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS, GENDER AND NUMBER

1.01 Definitions - The following terms when used in this Trust Agreement shall have the meanings set out below:

“Actuarial Assumptions and Process” means the methods and assumptions agreed by the Company and the Participant as the basis to be used by the Actuary, and by the Company and the Participant where necessary, for calculating the then due Participant Liabilities and/or the Security Amount from time to time for the purposes of this Agreement, which methods and assumptions are attached as Schedule “C” to this Trust Agreement. For greater certainty, the Trustee has had no role in developing the Actuarial Assumptions and Process and assumes no obligation to, and shall not, determine compliance therewith.

“Actuarial Report” means a written report prepared and delivered annually by the Actuary, at the time or times contemplated by this Agreement, based:

(a)	initially on a valuation date of March 1, 2011; and

(b)	subsequently in each calendar year, on a valuation date that is (i) sixty (60) days prior to the Expiry Date of the then current Letter of Credit or (ii) if no Letter of Credit is then held in the Trust Fund, sixty (60) days prior to the Anniversary Date, wherein the Actuary:

(c)	sets out the then current Participant Liabilities and the then currently required Security Amount, and

(d)	certifies that each of the Security Amount and the then current Participant Liabilities was determined in accordance with the Actuarial Assumptions and Process;

“Actuary” means a fellow of the Canadian Institute of Actuaries (who may be a member of a firm of consulting actuaries) who is from time to time appointed as actuary of the Plan by the Company (or otherwise where permitted by this Trust Agreement, by the Participant) to provide actuarial services as may be required from time to time for the purposes of administering the Trust Fund or the Plan and, unless or until a substitute qualified actuary appointment is made by the Company (or by the Participant, where applicable), shall refer to the last so appointed actuary.

“Anniversary Date” means the first or any subsequent anniversary of the Expiry Date of the initial Letter of Credit obtained by the Trustee pursuant to section 2.02 hereof, as the context requires.

“Cash Contribution” has the meaning ascribed thereto in subsection 2.03(a)(ii).

“Company” means Heli-One Canada Inc. and, subject to section 6.03, any successor corporation, whether by amalgamation, merger or otherwise.

“Contribution(s)” means the amount or amounts, net of refundable tax, which are from time to time remitted by the Company to the Trustee in accordance with any provision of this Trust Agreement, and which, for greater certainty, includes a Cash Contribution.

“Designated Beneficiary” means, subject to applicable law, a Beneficiary (as defined in the Plan) who has been designated by Christine Baird under the Plan and, for the purposes of this Trust Agreement only, has also been named in the form attached as Schedule “A” to this Trust Agreement or in such other form and manner as the Trustee may reasonably require, to receive benefits payable under the Plan upon the death of Christine Baird (which designation may be changed by the said Christine Baird from time to time in accordance with the Plan and applicable law and, for the purposes of this Trust Agreement, upon Notice to the Trustee in the manner stipulated in section 6.01 of this Trust Agreement).

“Dispute” refers to those differences between the Company and the Participant which are entitled to be referred to arbitration under this Agreement under either:

(a)	section 2.04(a), with respect to certain alleged Events of Default;

(b)	section 3 of the Actuarial Assumptions and Process, with respect to the calculation of the Security Amount and/or the Participant Liabilities in an Actuarial Report; or,

(c)	section 1.03(c), with respect to any calculation of the Participant Liabilities performed by the Actuary upon engagement by the Participant under Section 5.03.

“Dispute Top-Up Amount” has the meaning ascribed thereto in subsection 2.03(c).

“Event of Default” means any one of the following events:

(a)	the receipt by the Trustee from the Participant at any time of a Notice to the Trustee:

(i)	to which is attached a photocopy or a true copy of a Notice to the Company of the latter’s failure to make payment of any benefits due to the Participant and of the Participant’s intention to provide a Notice to the Trustee of such default; and

(ii)	certifying that the Company has failed to make such payment of benefits for a period of at least seven (7) days following its due date, and such failure has continued for at least a further seven (7) days following the delivery date of the Notice to the Company (a “Failure to Pay a Benefit”);

(b)	the receipt by the Trustee from the Participant at any time of a Notice to the Trustee (attaching a photocopy or a true copy of the relevant Notice to the Company referenced in sub-item (ii) herein), certifying that:

(i)	the Company has breached or otherwise failed to comply in a material respect with an obligation under section 2.02 and/or section 2.03(c);

(ii)	the Participant has provided a Notice to the Company of such breach or failure and of the Participant’ intention to provide a Notice to the Trustee of such breach or failure; and

(iii)	the Company has failed to remedy such breach or failure within fourteen (14) days following the delivery date of such Notice to the Company (a “Breach”);

(c)	the:

(i)	failure of the Trustee to receive an Actuarial Report by no later than the tenth (10th) day following delivery of a written notice by the Trustee to the Company of the non-receipt by the Trustee of such Actuarial Report by the date contemplated in section 1.03; or

(ii)	receipt by the Trustee from the Participant of a Notice to the Trustee confirming the Participant’s failure to receive an Actuarial Report by no later than the tenth (10th) day following delivery of a written notice by the Participant to the Company of the non-receipt by the Participant of such Actuarial Report by the date contemplated in section 1.03, and attaching a photocopy or true copy of the relevant Notice to the Company from the Participant;

(d)	the failure of the Company, on or before the Renewal Date, contrary to Section 2.03(a) to either:

(i)	obtain a replacement Letter of Credit or the renewal or extension of the existing Letter of Credit, in the manner and under terms and conditions which are the same mutatis mutandis as those applicable to the initial Letter of Credit contemplated under section 2.02 hereof, but in the then currently required Security Amount; or

(ii)	make the Cash Contribution to the Trust Fund which is contemplated by and necessary to satisfy section 2.03(a)(ii) hereof;

(e)	where applicable, the failure of the Company, on or immediately prior to an Anniversary Date, to satisfy the requirements of section 2.03(b) hereof;

(f)	the receipt by the Trustee of a Notice to the Trustee of the Insolvency of the Company; or

(g)	the failure of the Company to make a payment to the Trustee of all compensation, disbursements and expenses incurred or payable under the Trust Agreement after thirty (30) days following delivery by the Trustee to the Company (copied concurrently to the Participant) of a notice that an outstanding invoice or account has not been paid as provided in section 4.06 (a “Failure to Pay Fees”).

“Expiry Date” means, in respect of an outstanding Letter of Credit, the date on which such Letter of Credit is due to expire pursuant to its terms.

“Insolvency of the Company” means a state of affairs in which one or more of the following events has occurred:

(a)	there has been a decree or order of a court of competent jurisdiction (whether in Canada or not) adjudicating the Company insolvent or ordering the winding-up or restructuring of the Company under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy insolvency or analogous laws of Canada or any other jurisdiction (whether in Canada or not), or appointing a receiver over the assets of the Company, and any such decree or order continues unstayed and in effect for a period of ten (10) days;

(b)	the Company seeks relief under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous laws of Canada or any other jurisdiction (whether in Canada or not), files a petition, application or proposal to take advantage of any act of insolvency, consents to, or acquiesces in, the appointment of a liquidator, provisional liquidator, trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights (whether in Canada or not) or consents to, or acquiesces in, the filing of such a petition or proceeding; or

(c)	proceedings are commenced for the dissolution, liquidation or winding up of the Company, or for the suspension of the operations of the Company unless such proceedings are being actively and diligently contested in good faith.

“Letter of Credit” means an irrevocable, standby letter of credit:

(a)	obtained from a Schedule I or Schedule II bank (as such term is defined in the Bank Act (Canada));

(b)	with a term of one (1) year (unless otherwise agreed in writing by the Company and the Participant);

(c)	which names the Trustee as beneficiary;

(d)	which provides that it shall be automatically extended without amendment for periods of one (1) year from the Expiry Date thereof unless, at least sixty (60) days prior to an Expiry Date, the issuing bank notifies the Trustee, the Company and the Participant in writing by registered mail or courier that such bank elects not to extend the then current Letter of Credit for any additional period; and

(e)	which, in all cases (unless otherwise agreed in writing by all parties hereto), shall be in form and substance substantially similar to the last Letter of Credit issued in connection with the Plan and attached hereto as Schedule “D-1” or “D-2”, as applicable.

“Notice to the Company” means a written notice made in a manner stipulated in section 6.01 of this Trust Agreement from the Participant to the Company.

“Notice to the Trustee” means a written notice made in a manner stipulated in section 6.01 of this Trust Agreement from the Participant and/or the Company, as applicable, to the Trustee.

“Participant” means Christine Baird, an individual residing in the City of Vancouver in the Province of British Columbia, and following such individual’s death, her Designated Beneficiary.

“Participant Assets” means the aggregate value, as determined by the Actuary, of:

(a)	any Cash Contributions (net of any Trustee fees and expenses invoiced and due at the relevant date); plus

(b)	the right to the cumulative refundable tax held by the Canada Revenue Agency in respect of Contributions to the Trust Fund; plus

(c)	the earnings, profits, and increments thereon, net of refundable tax payable, less

(d)	all distributions and authorized payments made as permitted by this Trust Agreement.

“Participant Liabilities” means, at any particular time, the actuarial present value of all benefits payable under the Plan to the Participant as determined by the Actuary in accordance with the Actuarial Assumptions and Process.

“Plan” has the meaning ascribed thereto in the Recitals.

“RCA” has the meaning ascribed thereto in the Recitals.

“Renewal Date” means the date that is thirty (30) days before the Expiry Date of the then current Letter of Credit.

“Security Amount” means, in respect of the initial Letter of Credit, the amount stipulated in section 2.02, and for each subsequent year, the amount determined by the Actuary in accordance with the Actuarial Assumptions and Process, which:

(a)	where the Trust Fund is to include a Letter of Credit, is the greater of:

(i)	the excess, if any, of the Participant Liabilities identified in the most recent Actuarial Report plus the agreed 5% contingency stipulated in the Actuarial Assumptions and Process, less the value of the Participant Assets as at the commencement date of the then current Letter of Credit or, if there is then no existing Letter of Credit, the day after the immediately preceding Anniversary Date; and

(ii)	two (2) times the aggregate monthly payments to be paid to the Participant pursuant to the terms of the Plan for the period of time to be covered by the replacement, renewed or extended Letter of Credit or, if such benefits are not then currently in pay, two (2) times the aggregate monthly payments that would be required to be paid to the Participant pursuant to the terms of the Plan if such benefits were in pay for the period of time covered by the replacement, renewed or extended Letter of Credit, as certified by the Actuary in the Actuarial Report; or

(b)	where the Trust Fund is not to include a Letter of Credit, is the excess, if any, of all Participant Liabilities identified in the most recent Actuarial Report plus the agreed 5% contingency stipulated in the Actuarial Assumptions and Process, less the value of the Participant Assets as at the commencement date of the then current Letter of Credit or, if there is then no existing Letter of Credit, the day after the immediately preceding Anniversary Date;

provided that, where an Actuarial Report is the subject of a Dispute, until the resolution or the withdrawal or deemed withdrawal of such Dispute, the Security Amount shall be the amount calculated in the last Actuarial Report so prepared which was not disputed or if it were the subject of a Dispute, as the same was ultimately adjudicated or agreed to by the Company and the Participant.

“Standard of Care” has the meaning assigned in section 4.13.

“Trust” has the meaning assigned in section 2.01.

“Trust Agreement” means this agreement, as amended from time to time.

“Trustee” means, subject to section 6.03, Royal Trust Corporation of Canada or any successor trustee thereto appointed in accordance with this Trust Agreement.

“Trust Fund” has the meaning ascribed thereto in the Recitals, which fund shall be held, maintained, administered, invested and re-invested by the Trustee in the manner and for the purposes described in this Trust Agreement (including, for greater certainty, the Recitals thereto) and includes, for greater certainty:

(a)	any Letter of Credit from time to time held by the Trustee hereunder;

(b)	any funds paid to the Trustee, in accordance with any provision of this Trust Agreement;

(c)	the earnings, profits, and increments thereon, net of refundable tax exigible; and

(d)	the right to the refundable tax held by the Canada Revenue Agency; less

(e)	all distributions and authorized payments therefrom.

1.02 Gender and Number - Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall extend to and include the feminine gender and/or body corporate unless the context in which a particular word is used clearly requires otherwise.

1.03 Engagement of Actuary

(a)	The Company shall engage an Actuary, at its expense,

(i)	to prepare an Actuarial Report annually during the term of this Agreement, and

(ii)	to have the same delivered concurrently to the Trustee, the Company and the Participant forthwith upon completion, and in any event no later than fifty (50) days prior to the Expiry Date of the then current Letter of Credit or, should there be no Letter of Credit held by the Trustee at the relevant reference time, no later than fifty (50) days prior to the next arising Anniversary Date.

(b)	The Participant shall engage an Actuary following an Event of Default, at the expense of the Trust Fund:

(i)	to prepare the written report identifying the proper calculation of the Participant Liabilities contemplated by section 5.03, and

(ii)	to have the same delivered concurrently to the Company and the Participant forthwith upon completion.

For greater certainty, where the Trustee is presented with any invoice delivered by the Actuary or the Participant setting out fees and expenses charged by the Actuary to the Participant with respect to the calculation of the Participant Liabilities performed by the Actuary upon engagement by the Participant under section 5.03, or with respect to any Dispute resulting from such calculation, the Trustee will pay such invoice from the Trust Fund as soon as practicable.

(c)	The parties agree that the terms of any engagement of an Actuary by the Company for the purpose of preparing an Actuarial Report, or by the Participant for the purpose of determining the Participant Liabilities under section 5.03 shall be on terms requiring the Actuary:

(i)	to perform the required services within any time limits specified by this Agreement and otherwise within a reasonable time following such engagement (in view of the nature of the mandate); and

(ii)	to use such methods and assumptions as are recommended by the Actuary, subject always to the express provisions of the Actuarial Assumptions and Process.

(d)	For greater certainty, any Dispute with respect to the calculation of the Security Amount and/or the Participant Liabilities shall be subject to arbitration in accordance with section 3 of the Actuarial Assumptions and Policies.

ARTICLE II

CREATION, PURPOSE, FUNDING & DISTRIBUTION OF THE TRUST FUND

2.01 Appointment, Purpose and Acceptance of Trust - The Company hereby appoints the Trustee as trustee of the Trust Fund, and the Trustee hereby accepts the trust constituted by this Trust Agreement (hereinafter referred to as the “Trust”) and agrees to hold, invest and administer the Trust Fund for such purposes subject to the terms and conditions of the Trust Agreement. The Trustee hereby acknowledges that it is the custodian of the Plan as that term is defined in the definition of retirement compensation arrangement in subsection 248(1) of the Income Tax Act (Canada).

2.02 Initial Letter of Credit - As soon as practicable, and in any event not later than fourteen (14) days, after the execution and delivery of this Trust Agreement, the Company shall:

(a)	make a Contribution (other than a Cash Contribution) to the Trustee in an amount sufficient to obtain, and shall arrange with the issuing bank for the issuance of, the initial Letter of Credit with a face value equal to the Security Amount as of March 1, 2011 (being CDN $5,482,300); and

(b)	make all other necessary arrangements with the issuing bank to enable the Trustee to obtain, forthwith, a Letter of Credit with such face value.

Concurrently with making such Contribution, the Company shall:

(c)	provide written notice to the Participant confirming that such Contribution was made to the Trust Fund; and

(d)	certify to the Trustee and the Participant in writing (accompanied by a true copy of appropriate supporting documentation) that the fifty per cent (50%) refundable tax in respect of such Contribution has been withheld and remitted to the appropriate taxing authority within the prescribed time.

The Company shall meet the foregoing requirements with respect to each replacement or amended or supplemental Letter of Credit or renewal or extension thereof subject only to any amendment thereof from time to time with the written agreement of the Company, the Trustee and the Participant, provided that, subject to the specific requirements of the issuing bank, if the amendment relates solely to the face amount of the then current Letter of Credit, the consent of the Company and the Participant shall be deemed to have been given without any further steps being required to be taken by either such party if such face amount is required to be amended pursuant to the terms of this Trust Agreement and there is no ongoing Dispute.

A copy of each replacement or amended or supplemental Letter of Credit or renewal or extension thereof shall be attached as Schedule “D-2” to the Trust Agreement and shall be deemed to amend the Trust Agreement and replace the then existing Schedule “D-2” without any further steps being required to be taken by the parties pursuant to section 5.01.

2.03 Renewal and Amount of Subsequent Letter of Credit or Cash Funding

(a)	In each calendar year where the Trust Fund includes a Letter of Credit, the Company shall either:

(i)	arrange with the issuing bank to enable the Trustee to obtain, on or before the Renewal Date, a Letter of Credit or the renewal, extension or replacement of the then current Letter of Credit, but with a face value equal to the Security Amount required at that time (hereinafter referred to as “the then currently required Security Amount”), provided that any Contribution necessary to facilitate the Trustee obtaining the issuance of such replacement Letter of Credit or the renewal or extension of the existing Letter of Credit shall be made by the Company within fourteen (14) days after receipt of the relevant invoice by the Company from the Trustee; or

(ii)	provide a Notice to the Trustee of its intention to make, and shall make, on or before the Renewal Date, a lump sum cash contribution to the Trust Fund in an amount equal to the then currently required Security Amount (a “Cash Contribution”).

(b)	In each calendar year, where the Trust Fund does not include a Letter of Credit, the Company shall, either:

(i)	make, on or before the Anniversary Date, a Contribution equal to the then currently required Security Amount; or

(ii)	arrange with the issuing bank to enable the Trustee to obtain, on or before the Anniversary Date, a Letter of Credit with a face value equal to then currently required Security Amount, provided that any Contribution necessary to facilitate the Trustee obtaining the issuance of Letter of Credit shall be made by the Company within fourteen (14) days after receipt of the relevant invoice by the Company from the Trustee.

(c)	Where the Security Amount is entitled to be and is the subject of a Dispute pursuant to section 3 of the Actuarial Assumptions and Process, and the resolution of such Dispute results in an increased Security Amount, and the face value of the then current Letter of Credit and the amount of any Participant Assets then held in the Trust Fund are less than the increased Security Amount, the Company shall forthwith supplement the Trust Fund to cover the deficiency (the “Dispute Top-Up Amount”) by:

(i)	making a Cash Contribution, in an amount equal to the Dispute Top-Up Amount and any taxes, fees, expenses or other obligations due to any other person; or

(ii)	amending the then current Letter of Credit to adjust its face value to take into account the Dispute Top-Up Amount with a face value equal to the Dispute Top-Amount and make any Contribution necessary to facilitate such amendment to the face value of the Letter of Credit within fourteen (14) days after receipt of the relevant invoice by the Company from the Trustee.

(d)	Where the Security Amount is entitled to be and is the subject of a Dispute pursuant to section 3 of the Actuarial Assumptions and Process and the resolution of such Dispute results in a decreased Security Amount, and the face value of the then current Letter of Credit and the amount of any Participant Assets then held in the Trust Fund are greater than the decreased Security Amount, the then current Letter of Credit shall be amended forthwith to adjust its face value to reflect the decreased Security Amount.

2.04 Realization on Letter of Credit

(a)	Upon the occurrence of an Event of Default (other than a first occurrence of a Failure to Pay Fees), the Trustee shall forthwith demand payment in full under each Letter of Credit unless, in the case of a Failure to Pay Benefits or a Breach and prior to such demand being made by the Trustee, the Company has provided Notice to the Trustee that the Company disputes the Participant’s claim (a “Dispute”).

(b)	Unless a Dispute initiated by the Company under section 2.04(a) is resolved within forty five (45) days of the Company’s Notice to the Trustee of the Dispute, the Company shall refer the Dispute to a single arbitrator who is experienced in the resolution of commercial disputes and who shall be required, by the terms of his or her engagement, to render his or her decision within thirty (30) days of the arbitrator concluding the hearing of such Dispute. The Company shall do so by written notice to the Participant. naming a nominee arbitrator who, if not agreeable to both parties, shall be selected by and upon application of either party to a court of competent jurisdiction. The arbitrator’s decision will be final and binding on both the Participant and the Company and there shall be no right to appeal or review therefrom.

The parties are to notify the Trustee of the appointment of an arbitrator. If the Trustee does not receive such Notice to the Trustee within ninety (90) days of the Notice to the Trustee advising of the Dispute, then the Dispute shall be deemed to have been withdrawn.

(c)	In the event that, following a Dispute initiated by the Company under section 2.04(a) which has not been withdrawn or deemed to have been withdrawn pursuant to section 2.04(b), the Trustee receives a Notice to the Trustee:

(i)	from the Participant or the Company of the resolution of the Dispute in favour of the Participant, in whole or in part, and a copy of the arbitration decision or settlement agreement, as applicable, evidencing such resolution; and

(ii)	from the Participant certifying that the Company has failed to make all or any portion of a payment or take any remedial action required by such resolution for a period of ten (10) days following such resolution;

the Trustee shall forthwith demand full payment under the Letter of Credit as if such failure to make payment or take any remedial action was itself an Event of Default.

(d)	In the event that, following a Dispute initiated by the Company under section 2.04(a) which has not been withdrawn or deemed to have been withdrawn pursuant to section 2.04(b), the Trustee receives Notice to the Trustee of the resolution of the Dispute in favour of the Company stating there is no Event of Default as alleged together with a copy of the arbitration decision or settlement agreement, as applicable, evidencing such resolution, then there shall be no such Event of Default as alleged in such Dispute and the Trustee shall not demand payment under the Letter of Credit.

(e)	For greater certainty, the fact that a Dispute has been raised, but has not yet been resolved or withdrawn in accordance with the above, will not preclude the Trustee from demanding payment under any Letter of Credit should another Event of Default occur during this period, nor shall the existence of a Dispute relieve the Company of, or delay, its obligations otherwise under this Agreement including, without limitation, to replace, renew, supplement or amend a then existing Letter of Credit before the Expiry Date or to cause the Actuary to prepare and deliver an Actuarial Report when otherwise required under this Agreement.

(f)	In the event that a first Failure to Pay Fees has occurred, and to the extent that the Trust Fund does not contain sufficient assets such that the Trustee shall have on hand an amount to equal the compensation, disbursements and expenses owing, the Trustee may forthwith demand payment under a Letter of Credit in an amount sufficient to cover the difference.

2.05 Fiscal Year End of the Trust Fund - The fiscal year of the Trust Fund shall end on the 31st day of December in each year.

2.06 Payments out of the Trust Fund before Termination of the Trust

(a)	The Trustee shall pay to the bank which has agreed to issue the initial Letter of Credit or any replacement, renewal, extension thereof, or any supplemental Letter of Credit on or before the date such payment is due, the portion of the Contribution made by the Company as fees for issuing and maintaining the Letter of Credit.

(b)	The Trustee shall from time to time make payments out of the Trust Fund to such persons (including the Company or the Participant) in such manner and in such amounts as are stipulated in the written directions of the Company and the accompanying written consent of the Participant (which consent is not to be unreasonably withheld and shall be deemed to be granted for any payment to the Participant).

(c)	Upon any payment being made from the Trust Fund in accordance with this section 2.06, such amount shall no longer constitute a part of the Trust Fund. After all payments required to be made to the Participant to satisfy the Participant Liabilities have been made and no amount is due to any relevant taxation authority related thereto or to the Trustee, then the Trustee, upon receipt of the Company’s written direction certifying that such direction is in accordance with the terms of the Plan and this Trust Agreement accompanied by the Participant’s written consent (such consent not to be unreasonably withheld), shall pay the balance of the Trust Fund, if any, to the Company.

(d)	If any person to whom a payment is to be made is legally incompetent to receive same, the Trustee may make such payment to such person’s legal representative, and the receipt by such person’s legal representative shall be a complete release and discharge to the Trustee.

(e)	Notwithstanding any provision to the contrary herein, any amount to be paid to the Participant in accordance with this section 2.06 may be paid in two instalments, the first from the funds in the Trust Fund and the second from the funds refunded to the Trustee by the Canada Revenue Agency pursuant to paragraph 207.7(2) of the Income Tax Act (Canada).

2.07 Trust Fund Held for Plan Purposes - No part of the corpus or income of the Trust Fund shall be used for or diverted to purposes other than those provided for in this Trust Agreement, provided that the Trustee shall:

(a)	pay, or cause to be paid, out of the Trust Fund all expenses and fees pursuant to section 4.06, all withholding taxes and other similar assessments levied or assessed under existing or future laws against the Trust Fund or any money, property or securities from time to time forming a part thereof, and shall withhold from payments out of the Trust Fund all taxes and other amounts required by any law to be so withheld; and

(b)	review all tax levies and assessments with a view to determining the correctness thereof and, in cases where there is any doubt, shall forthwith notify the Company and the Participant, so that there will be sufficient time for discussion and, where appropriate, appeal of any questionable levy or assessment.

2.08 Sufficiency and Supplementation of Trust Fund - Benefits under the Plan are to be paid from the Trust Fund to the extent that the Trust Fund shall suffice for such purpose provided however, for greater certainty, that any deficiency in the Trust Fund at any time or from time to time, including in the circumstances provided in section 5.03, shall not impair or reduce the obligation of the Company to the Participant with respect to the Participant Liabilities due at any time or from time to time. It shall be the responsibility of the Company to, and the Company shall, ensure that sufficient funds shall be provided to the Trustee in a timely manner to enable all present and future commitments and liabilities of the Trust Fund to be met and discharged when due including, without limitation, amounts due to the Participant, to any competent taxation authorities or to the Trustee.

2.09 Funds to be Segregated - In carrying out its duties and obligations hereunder, the Trustee shall ensure that the Fund shall always be kept separate and distinct from the general assets of the Trustee and the other assets under the Trustee’s custodianship or management.

ARTICLE III

INVESTMENTS

3.01 Investments - The Trustee shall invest any cash received into the Trust Fund at any time in Government of Canada Treasury Bills or such other high quality money market instruments as may be directed by the Company.

ARTICLE IV

CONCERNING THE TRUSTEE

4.01 Duties and Responsibilities of the Trustee - The duties and responsibilities of the Trustee hereunder shall be limited to carrying out the terms of this Trust Agreement in all matters arising hereunder. The Trustee shall have no responsibilities in respect of the administration of the Plan.

4.02 General Powers - The Trustee shall have, and is hereby vested with all and every power, right and authority necessary or desirable to enable the Trustee to administer the Trust Fund and carry out its obligations and rights under this Trust Agreement but subject to the other provisions of this Trust Agreement, including, without restricting the generality of the foregoing, full power and authority:

(a)	with any cash at any time held by it, to purchase or otherwise acquire any securities or other investments of a kind permitted as aforesaid and to hold and retain the same in trust hereunder;

(b)	upon written directions from the Company, to sell for cash or on credit, or partly for cash and partly on credit, convey, exchange for other permitted securities or other permitted investments, convert, transfer, or otherwise dispose of any securities or other investments held by it at any time, by any means considered reasonable by the Trustee, and to receive the consideration price and grant discharges therefor;

(c)	to commence, defend, adjust or settle suits or legal proceedings in connection with the Trust Fund and to represent the Trust Fund in any such suits or legal proceedings and to keep the Participant and the Company fully informed thereof; and the Company hereby agrees to fully indemnify the Trustee to its satisfaction against all expenses and liabilities sustained or anticipated by it by reason thereof to the extent the Trust Fund is not adequate therefor;

(d)	upon written directions from the Company, to exercise any conversion privileges, subscription rights, warrants and/or other rights or options available in connection with any investments at any time held by it, and to make any payments incidental thereto; to consent to, or otherwise participate in or dissent from, the reorganization, consolidation, merger or readjustment of the finances of any corporation, company or association, or to the sale, mortgage, pledge or lease of the property of any corporation, company or association, any of the securities of which may at any time be held by it, and to do any act with reference thereto, including the delegation of discretionary powers, the exercise of options, making of agreements or subscriptions and the payment of expenses, assessments or subscriptions which it may deem necessary or advisable in connection therewith; to hold and retain any securities or other property which it may so acquire and generally to exercise any of the powers of an owner with respect to securities or other property held in the Trust Fund;

(e)	upon written directions from the Company, to vote personally, or by general or by limited proxy, any securities or other property which may be held by it at any time, and similarly to exercise personally or by general or by limited power of attorney any right appurtenant to any securities or other property held by it at any time;

(f)	upon written directions from the Company, to renew or extend or participate in the renewal or extension of any security, upon such terms as it may deem advisable, and to agree to a reduction in the rate of interest on any security or of any guarantee pertaining thereto, in any manner and to any extent that it may deem advisable; to waive any default whether in the performance of any covenant or condition of any security, or in the performance of any guarantee, or to enforce rights in respect of any such default in such manner and to such extent as it may deem advisable; to exercise and enforce any and all rights of foreclosure, to bid on property on sale or foreclosure, to take a conveyance in lieu of foreclosure with or without paying a consideration therefor and in connection therewith to release the obligation on the covenant secured by such security and to exercise and enforce in any action, suit or proceeding at law or in equity any rights or remedies in respect of any such security or guarantee;

(g)	to register any securities or other property held by it hereunder in its own name or in the name of a nominee with or without the addition of words indicating that the same are held in a fiduciary capacity; and to hold securities or other property in bearer form; provided, however, that the books and records of the Trustee shall at all times show that all such securities or other property are part of the Trust Fund;

(h)	to make, execute, acknowledge and deliver any and all deeds, leases, mortgages, conveyances, contracts, waivers, releases or other documents of transfer and any and all other instruments in writing necessary or proper for the accomplishment of any of the powers herein granted; and

(i)	to hold any part of the Trust Fund uninvested if such action appears to be necessary or desirable in the administration of the Trust.

The exercise of any one or more of the foregoing powers or any combination thereof from time to time shall not be deemed to exhaust the rights of the Trustee to exercise such power or powers or combination of them thereafter from time to time.

4.03 Distribution Period Borrowing - In the event there is at any time insufficient assets in the Trust Fund to effect as and when due, any periodic or lump sum payment of benefits then payable to the Participant under the Plan or this Trust Agreement pending receipt from the Canada Revenue Agency of the refundable tax applicable to the Plan, the Trustee may, forthwith, borrow funds on terms acceptable to the Trustee acting reasonably from a lender acceptable to the Trustee which may, for certainty, include an affiliate of the Trustee up to the amount of such refundable tax in an amount or amounts sufficient to enable it to effect such payment, and the Company shall bear the cost of such borrowing. The Company shall, if requested, reasonably co-operate with the Trustee to the extent required to effect any such borrowing and, in this regard the Company shall ensure the co-operation of its own bank. Following an Event of Default which has not been remedied, no further borrowing shall occur.

4.04 Limitation of Liability

(a)	The Trustee shall not be liable for any loss as a result of the making, retention, or sale of any investment or reinvestment or loan made by it as herein provided nor for any loss to or diminution of the Trust Fund except when such loss or diminution (including the failure to draw a Letter of Credit as required by this Agreement) is due to the Trustee’s wilful misconduct, material breach of this Agreement or breach of the Standard of Care.

(b)	The Company shall indemnify and save harmless the Trustee on its own behalf and in trust for the Trust Fund and the officers, directors and employees of the Trustee against any loss resulting from a claim asserted by any person or persons where the Trustee has acted on the direction of the Company, or has not acted in the absence of any direction of the Company where such direction was required.

The indemnification set out in this section 4.04 shall survive the termination of this Trust Agreement and the Trust Fund.

4.05 Counsel Auditors. Advisors and Agents - The Trustee may employ such counsel (who may not be counsel to the Company or the Participant in respect of this Trust Agreement), auditors, advisors, agents or other persons as the Trustee may reasonably require for the purpose of discharging its duties hereunder and, provided the Trustee adheres to the Standard of Care in the selection and employment of such persons, shall be protected in acting in good faith on the opinion or advice of or information obtained from any counsel, auditors, advisors, agents or other persons retained or employed by the Trustee, in relation to any matter arising in the administration of the Trust.

4.06 Compensation and Expenses - The Trustee shall be entitled to such compensation from the Company as may from time to time be mutually agreed upon in writing by the Trustee and the Company prior to an Event of Default (other than a first occurrence of a Failure to Pay Fees), and, following an Event of Default (including a second or subsequent occurrence of a Failure to Pay Fees), as may from time to time be mutually agreed upon in writing by the Trustee and the Participant. Such compensation and all other disbursements made and expenses incurred in the creation of the Trust shall be paid out of, and shall constitute a charge against, the Trust Fund unless first paid by the Company. All compensation, disbursements and expenses incurred in the management and maintenance of the Trust Fund shall be paid out of, and shall constitute a charge against, the Trust Fund unless paid by the Company within thirty (30) days of the date the Trustee sends an invoice or account.

4.07 Accounts and Records - The Trustee shall keep and maintain accurate and detailed accounts and records of all assets and transactions with respect to its administration of the Trust Fund. The Company or the Participant, or any duly authorized representative of either of them, may at any time during usual business hours make an inspection and audit of the books and records of the Trustee relating to the Trust and an inspection of the assets held in the Trust Fund.

Within ninety (90) days following the end of the fiscal year of the Trust Fund, or following the last day of such other accounting period as may be agreed upon by the Company and the Trustee, and within ninety (90) days following the resignation or removal of the Trustee, the Trustee shall mail to the Company and the Participant a statement of account showing all assets, transactions, receipts and disbursements with respect to its administration of the Trust Fund during the accounting period.

In the absence of specific written objections filed by the Company or by the Participant with the Trustee within one hundred and eighty (180) days after the Company’s receipt of such statements of account, the same shall be deemed to have been approved; and in such case, or upon the written approval of the Company and the Participant of any such statements of account, the Trustee shall be released, relieved and discharged with respect to its acts and transactions during the period covered by the statements; provided, however, that such release and discharge shall not apply to relieve the Trustee from liability for any matter or thing which arises as a result of the Trustee’s wilful misconduct or breach of its Standard of Care.

The Trustee may require the Company, the Participant, the Designated Beneficiary or any legal representative of such persons to submit to it any information, data, reports or documents reasonably relevant to and suitable for the purposes of administering the Trust Fund.

4.08 Income Tax and Certain Other Obligations - The Trustee shall file, or cause to be filed, in prescribed form and within prescribed time, such annual income tax returns and information returns on behalf of the Trust Fund as are required by the Income Tax Act (Canada) or other applicable federal or provincial legislation and shall furnish the Participant and the Company with all requisite statements for income tax purposes. In connection with the Trustee’s obligations under the Income Tax Act (Canada) in particular, the Trustee shall calculate the refundable tax of the Trust Fund at the end of each taxation year and shall remit to the Receiver

General out of the Trust Fund the amount of tax, if any, payable by it for the year or claim a refund of refundable tax owing to the Trust Fund, if applicable. The Trustee shall further perform all required withholding and reporting under the Income Tax Act (Canada), or other applicable federal or provincial legislation, in respect of distributions under the Plan.

The Company shall file, or cause to be filed, any and all returns and forms required to be filed by it with respect to the Plan by applicable law. In addition, the Company shall establish its own remittance account with the Canada Revenue Agency.

The Trustee shall mail to the Company and the Participant a copy of any notice of assessment or reassessment for the Trust Fund forthwith upon receipt thereof by the Trustee and may, in its discretion, provide any other material correspondence received from the Canada Revenue Agency in connection with its administration of the Trust Fund.

4.09 Resignation and Removal of Trustee - The Trustee may resign and be discharged from the future obligations of the Trust at any time by filing written notice with the Company and the Participant.

The Trustee may be removed and be discharged from the future obligations of the Trust at any time with or without cause either before or following an Event Default (other than a first occurrence of a Failure to Pay Fees) by an instrument executed by the Company and the Participant and filed with the Trustee.

Such resignation or removal, as the case may be, shall take effect ninety (90) days after the instrument of resignation or removal has been filed as provided herein, unless the party or parties with whom such instrument is filed waives such requirement in writing.

4.10 Appointment of Successor Trustee - In case of the resignation or removal of the Trustee or in case a vacancy shall arise for any reason in the trusteeship of the Trust Fund, a successor trustee, which shall be a duly licensed and qualified trust company, shall be appointed by an instrument executed by the Company or, following any Event of Default (other than a first occurrence of a Failure to Pay Fees), by an instrument executed by the Company and the Participant (except to the extent prevented by applicable law in the event of an Insolvency of the Company). Acceptance of the appointment shall be evidenced in writing delivered by such successor trustee to the Company and the Participant.

Any successor trustee who accepts such appointment shall thereupon become the ‘Trustee” for all purposes of this Trust Agreement after such date and thereafter shall have the same powers and duties as those conferred upon the Trustee hereunder and, upon acceptance of such appointment by the successor trustee, the Trustee shall assign, transfer and pay over to such successor trustee the funds and properties then constituting the Trust Fund, together with any and all records, books and documents in the Trustee’s possession pertaining to the Trust Fund. Upon such transfer, the Trustee shall be discharged from any liability, obligations and responsibility under the Trust Fund or in connection with the Plan arising after the date of transfer.

The Trustee is authorized, however, to reserve such compensation and other expenses reasonably incurred in connection with the administration of the Trust to the date of the resignation or removal of the Trustee and any balance of such reserve remaining after the payment of such compensation and expenses shall be paid over to the successor trustee.

In the event the Company or the Company and the Participant, as the case may be, should fail to appoint a successor trustee within sixty (60) days of the resignation or removal of the Trustee then the Trustee, at the expense of the Trust Fund, shall have the right to seek appointment of a successor trustee from a court of competent jurisdiction.

4.11 Conflict of Interest - The Trustee’s services to the Company are not exclusive and, subject to the limitations otherwise provided in this Trust Agreement on the power and authorities of the Trustee, the Trustee may for any purpose, and is hereby expressly authorized from time to time in its discretion to, appoint, employ, invest in, contract or deal with any individual, firm, partnership, association, trust or body corporate, including without limitation, itself and any partnership, trust or body corporate with which it may directly or indirectly be affiliated or in which it may be directly or indirectly interested, whether on its own account or for the account of another (in a fiduciary capacity or otherwise), and to profit therefrom, without being liable to account therefor and without being in breach of this Trust Agreement.

Without limiting the generality of the foregoing, the Company hereby authorizes the Trustee to act hereunder notwithstanding that the Trustee or any of its divisions, branches or affiliates may have a material interest in the transaction or that circumstances are such that the Trustee may have a potential conflict of duty or interest including the fact that the Trustee or any of its affiliates may:

(a)	purchase, hold, sell, invest in or otherwise deal with securities or other property of the same class and nature as may be held in the Trust Fund, whether on its own account or for the account of another (in a fiduciary capacity or otherwise);

(b)	act as a market maker in the securities that form part of the Trust Fund to which directions relate;

(c)	act as financial adviser to the issuer of such securities;

(d)	provide brokerage services to other clients;

(e)	act in the same transaction as agent for more than one client;

(f)	have a material interest in the issue of securities that form part of the Trust Fund;

(g)	use in other capacities knowledge, procedures, systems, processes or other expertise gained in its capacity as Trustee hereunder provided that the Trustee shall hold in confidence all information relating to the Trust Fund and may only release such information to others where required by applicable law, or for the purpose of administering the Trust Fund, or pursuant to a direction of the Company;

(h)	invest the assets of the Trust Fund in the securities or other assets of any of its affiliates; and

(i)	earn profits from any of the activities listed herein without being liable to account therefore and without being in breach of this Trust Agreement.

4.12 Collection of Information and Documents - The Company acknowledges that the Trustee is and in the future may be subject to legislation, including but not limited to anti-money laundering legislation and privacy legislation, that requires that the Trustee collect information or obtain undertakings, agreements, documents or the like from the Company or its directors, officers and employees, and shall cooperate with the Trustee including delivery of information, agreements or documents or providing signatures or executing documents and to take all reasonable steps to cause its directors, officers and employees to do same, all to the maximum extent required to ensure that the Trustee satisfied applicable legislative requirements.

The Company and the Trustee will exchange information about their businesses, products and personal and/or financial information of the Participants (“Confidential Information”), but only such information as is required in order for the parties to fulfill their duties under this Trust Agreement. The parties agree to use the Confidential Information solely for performing their duties under this Trust Agreement. The parties will hold the Confidential Information in confidence and will not disclose the Confidential Information to any third party, provided, however, that the parties may disclose any such Confidential Information to their directors, officers, employees, agents, service providers, advisors, internal and external auditors or regulatory authorities as well as those of their affiliates (collectively, “Representatives”) with a need to know such Confidential Information and who agree to be bound by these confidentiality obligations, or as required or permitted by law.

The parties acknowledge that the Confidential Information may include personal information about identifiable individuals. Both parties agree to act in accordance with the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and applicable provincial private sector privacy legislation which has by Order been declared as substantially similar to PIPEDA with respect to collection, use, disclosure, retention of and access to personal information.

The Trustee will correct or amend any inaccuracy with any Confidential Information promptly after it is notified of the inaccuracy by the Company. If the Trustee otherwise becomes aware of any inaccuracy with any Confidential Information, the Trustee will promptly advise the Company.

4.13 Standard of Care - In exercising its powers and performing its duties and obligations hereunder, the Trustee shall act honestly and in good faith with the degree of care, skill, prudence and diligence that would be exercised by a professional trustee familiar with the custody and administration of the assets of a retirement compensation agreement plan trust, acting in like capacity under circumstances then prevailing (the “Standard of Care”).

ARTICLE V

AMENDMENT AND TERMINATION

5.01 Amendment

(a)	Subject to section 5.02, prior to the occurrence of an Event of Default (other than a first occurrence of a Failure to Pay Fees), the Company may, at any time and from time to time, amend in whole or in part any or all of the provisions of this Trust Agreement with the prior written consent of the Participant (such consent not to be unreasonably withheld) by Notice to the Trustee, provided that no such amendment:

(i)	which affects the rights, duties or responsibilities of the Trustee shall be made without its consent; nor

(ii)	shall authorize or permit any part of the Trust Fund to be used for or diverted to purposes other than those provided for under those terms of this Trust Agreement and for the payment of taxes and other assessments pursuant to sections 2.07 and 4.08.

(b)	Subject to section 5.03, after the occurrence of an Event of Default (other than a first occurrence of a Failure to Pay Fees), the Trustee may at any time, and from time to time, amend in whole or in part any or all of the provisions of this Trust Agreement by notice thereof in writing delivered to the Company provided that:

(i)	where the amendment is required as a result of amendments to applicable law, the Trustee may make such amendment effectively without any other party’s consent but shall forthwith give notice thereof in writing to the Participant; and

(ii)	in all other cases, the Trustee shall only make an amendment with the prior written consent of the Participant (such consent not to be unreasonably withheld);

and provided further that no such amendment shall authorize or permit any part of the Trust Fund to be used for or diverted to purposes other than those provided for under the terms of this Trust Agreement and for the payment of taxes and other assessments pursuant to sections 2.07 and 4.08.

5.02 Termination before an Event of Default - Subject to section 5.03, the Trust and this Trust Agreement may be terminated by mutual written agreement of the Trustee and the Company before an Event of Default occurs (other than a first occurrence of a Failure to Pay Fees) provided that, if all payments required to be made to the Participant under the Plan have not been made (whether or not then due), it may only be terminated with the prior written consent of the Participant.

Upon such agreed termination, the Trustee will wind-up and terminate the Trust Fund as follows:

(a)	provide for final accounting for the purposes of the termination of the Trust Fund;

(b)	file final trust, information and tax returns under applicable federal and provincial law and obtain the necessary clearance certificates; and

(c)	take the proper steps (including, for greater certainty, any required borrowing under section 4.03) to distribute the balance, if any, of the Trust Fund in accordance with this section 5.02.

5.03 Payout and Automatic Termination after an Event of Default

(a)	Subject to section 5.03(d), forthwith upon the later of:

(i)	sixty (60) days following an Event of Default (other than a first occurrence of a Failure to Pay Fees);

(ii)	if applicable, receipt of the proceeds of the Letter of Credit following a demand for payment by the Trustee pursuant to an Event of Default (other than a first occurrence of a Failure to Pay Fees); and

(iii)	receipt of the written advice of the Actuary as to the proper calculation of the then current Participant Liabilities if there is no Dispute relating thereto, or if a Dispute has been initiated, then following receipt of the arbitration decision or settlement agreement, as applicable, evidencing resolution of such Dispute;

the Trustee shall make payment to the Participant in a lump sum equal to the Participant Liabilities, whether or not then in pay or due (or, for greater certainty, so much thereof as then may be satisfied by the available Trust Fund). The Participant shall engage the Actuary to provide written advice as to the proper calculation of the Participant Liabilities.

(b)	Notwithstanding any provision to the contrary herein, any amount to be paid to the Participant in accordance with section 5.03(a) shall be paid in two instalments, the first from the funds in the Trust Fund and the second from the funds refunded to the Trustee by the Canada Revenue Agency pursuant to paragraph 207.7(2)(b) of the Income Tax Act (Canada).

(c)	In the event that there remain assets in the Trust Fund, including refundable tax, following the payment of all Participant Liabilities, such surplus assets shall be paid to the Company or any person authorized to administer the Company’s assets.

(d)	The Trustee shall perform all required withholding and reporting under the Income Tax Act (Canada), or other applicable federal or provincial legislation, in respect of distributions under this section 5.03.

(e)	When all assets have been paid out of the Trust Fund, the Trust and Trust Agreement shall automatically terminate.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.01 Notice - Any communication, notice or direction between the Company, the Participant, the Actuary or the Trustee pursuant to any of the provisions of this Trust Agreement shall be given in writing by such person or persons as are designated for such purpose and the Trustee shall be fully protected in acting in accordance with such communication, notice or direction. The Company shall from time to time in the form set out in Schedule “B” provide the Trustee with the names, title and specimen signatures of the persons which are from time to time so designated by it for such purpose.

Communications, notices and directions shall be deemed sufficiently made if delivered personally or sent by telecopier or by prepaid first class mail addressed if to the Trustee to:

Royal Trust Corporation of Canada

155 Wellington Street West, 20th Floor

Toronto, Ontario M5V 3K7

Attention: Specialized Estate and Trust Services

Facsimile: (416) 955-3268

if to the Participant to:

Christine Baird

1401-1860 Robson Street

Vancouver, BC V6G 3C1

if to the Company to:

Heli-One Canada Inc.

4740 Agar Drive

Richmond, BC V7B 1A3

Attention: Vice President, Total Rewards

Facsimile: (604) 232-8359

if to the Actuary to:

Morneau Sobeco

5151 George Street

Suite 1700

Halifax, NS B3J 1M5

Attention: Mike O’Connell and/or Don Charlton

Facsimile: (902) 420-1932

Any communication, notice or direction so given shall be deemed to have been given and received when delivered personally or when sent by telecopier, or, subject to disruptions in the postal service, on the fifth (5th) business day following the day on which it was so mailed. The Company, the Participant, the Actuary and the Trustee may from time to time by notice given in the manner set forth in this section change their respective addresses for notice hereunder, however, any communication, notice or direction shall be deemed to have been given and received as aforesaid if delivered, telecopied or mailed to the last address of the recipient on file with the sender.

In the event of a postal disruption, all communications, notices and directions hereunder shall be delivered personally or sent by telecopier.

6.02 Notice of Alienation, Assignment and Execution - The Trustee will notify the Company and the Participant upon the receipt by the Trustee of any assignment or attempt of assignment or notice thereof or of any involuntary assignment, seizure, garnishment or any process of law or execution or notice thereof in respect of any benefit payable out of the Trust Fund.

6.03 Assignment of Trust Agreement - Except as expressly permitted herein, this Trust Agreement and any of the rights and obligations of a party under this Agreement are not assignable in whole or in part by such party without the prior written consent of all other parties.

The Company’s rights and obligations herein may be assigned by the Company to a successor to all or substantially all of the business of the Company or to a corporation with which the Company may amalgamate or merge or a corporation resulting from any reconstruction or reorganization of the Company provided that the Company shall not be released therefrom except with the written agreement of the Participant given in advance of any such assignment or transaction.

The Trustee’s rights and obligations herein may be assigned by the Trustee to a successor to all or substantially all of the business of the Trustee or to a corporation with which the Trustee may merge or with which it may be amalgamated, without the execution or filing of any instrument or the performance of any further act.

6.04 Representations and Warranties - The Company and the Participant confirm that the recitals to this Trust Agreement are true and correct.

6.05 Remedies - For greater certainty and subject to section 4.04, nothing in this Trust Agreement shall curtail or limit the rights or remedies of the Participant against any other party as permitted by law or in any statute to a trust beneficiary.

6.06 Governing Law and Attornment - This Trust Agreement and all amendments thereto will be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

For the purposes of all legal proceedings this Trust Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Trust Agreement. The Company, the Trustee and the Participant each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

For greater certainty, any Dispute hereunder shall be subject to Ontario Law including, without limitation, the Arbitration Act (Ontario), and the costs associated therewith shall be borne equally by the Participant and the Company unless otherwise determined by the adjudicator.

6.07 Binding Effect - This Trust Agreement shall enure to the benefit of and be binding upon the Participant and the Designated Beneficiary and upon the Company and the Trustee and their respective successors and assigns.

6.08 Further Assurances - The Company and the Participant will use their best efforts to co-operate with each other and to provide any further assurances reasonably necessary or desirable to implement the intent of the parties set forth herein including, without limitation, the execution of any consents required by an issuing bank to facilitate the amendment of the face value of a Letter of Credit.

6.09 Execution and Delivery - This Trust Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Trust Agreement, a party may send a copy of its original signature on the execution page hereof to the other parties by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Trust Agreement to the receiving parties.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties hereto have hereunto executed this Trust Agreement with effect as of the date first above written.

HELI-ONE CANADA INC.

We have authority to bind the Company

ROYAL TRUST CORPORATION OF CANADA

We have authority to bind the Company

Signed, Sealed and Delivered in the presence of	) )	CHRISTINE BAIRD
Witness	) ) ) )

SCHEDULE “A”

Name of Participant	Address of Participant	Participant’s Social Insurance Number	Effective Date of Plan	Name of Designated Beneficiary

Christine Baird	[home address] [home phone number]	###-###-###	October 5, 2004	Cyril Melck
(as amended and restated on April 30, 2007

SCHEDULE “B”

CERTIFICATE OF AUTHORIZED SIGNING OFFICERS

The following are specimen signatures of persons, duly authorized to give all communications, notices and corrections from Company to the Trustee pursuant to the Trust Agreement.

The Company assumes responsibility for amending this list from time to time.

Signature:

Name:	John Hanbury

Title:	Treasurer

Signature:

Name.	Mary Tessitore

Title:	Vice President, Total Rewards

Signature:

Name:	Michael Baldwin

Title:	Senior Legal Counsel

Signature:

Name:

Title:

Signature:

Name:

Title:

SCHEDULE “C”

Actuarial Assumptions and Process

Background and General Principles

1.	Interpretation

All capitalized terms used in this Schedule “C” shall have the same meaning ascribed thereto in the Trust Agreement to which this Schedule “C” is annexed unless specifically defined in this Schedule “C” or the context otherwise requires.

2.	Assumptions for Hypothetical Wind-up and Solvency Valuations

The Canadian Institute of Actuaries (“CIA”) educational note entitled “Assumptions for Hypothetical Wind-up and Solvency Valuations with Effective Dates Between December 31, 2009 and December 30, 2010” (the “CIA Guidance Note”) has been used as the basis for setting some of the actuarial assumptions to determine the Security Amount of the initial Letter of Credit and/or the Participant Liabilities. The CIA Guidance Note is expected to be updated by the CIA on an annual basis. The subsequent valuation of the Security Amount and/or the Participant Liabilities shall incorporate future changes in discount rates for the agreed CANSIM V39062 bond rate (or its replacement) published by the Bank of Canada (on its website or otherwise) and for updated mortality tables only, as provided in the updated CIA Guidance Note, but shall otherwise be determined using that actuarial assumptions and process detailed in this Schedule “C”. In the event that, at any relevant date for the calculation of the Security Amount and/or the Participant Liabilities, an updated CIA Guidance Note has not been issued since the last valuation of the Security Amount, the Actuary shall use the most recent discount rates and mortality tables relevant for the Participant together with the CANSIM V39062 (or replacement) series Government of Canada long-term bond rate and the margin or premium (if any) in basis points referenced in this Schedule “C” in respect of the calculation of the Security Amount and/or the Participant Liabilities.

Notwithstanding the foregoing or any provision to the contrary herein, should an annuity market exist at the time of any Security Amount and/or Participant Liabilities calculation beginning with the Security Amount calculation to be completed in February, 2012, that would enable the Company to obtain an annuity in respect of the full Participant Liabilities effective on or about the date such Security Amount and/or the Participant Liabilities calculation is required, then the Actuary may, at the direction of the Company, obtain separate quotations from a minimum of two insurers licensed to carry on the annuity business in Canada (and being rated at least A by Standard & Poor’s, or comparable) and thereupon the Participant Liabilities shall be the amount that is the average price quoted by such insurance companies and the Security Amount shall be the amount so determined for the Participant Liabilities plus a contingency margin of five percent (5%) of the average price quoted (before contingency margin).

For greater certainty, where a Security Amount has been determined by resort to the market in the manner aforesaid, the resulting Security Amount calculation shall apply for the year in question and the Company does not have the right of election in such year between the Security Amount so calculated and the amount that which would result applying the provisions of this Schedule C. For any subsequent year, whether or not consecutive, a similar market quote process must be conducted at or about the relevant time of each subsequent Security Amount calculation and the remaining provisions of this Schedule C relating to the calculation of a Security Amount shall only apply if such process fails to identify at least two qualifying market quotes as contemplated in this Paragraph 2.

3.	Dispute as to Security Amount and/or the Participant Liabilities

The Participant or the Company shall have up to fourteen (14) days following the delivery of an Actuarial Report or other written actuarial advice on the Participant Liabilities which is delivered as contemplated by the Trust Agreement to provide written notice to the other parties to the Trust Agreement (i.e., the Company or the Participant, as applicable, and the Trustee) of a Dispute over the calculation of the Security Amount and/or the Participant Liabilities and shall provide the Company (in the case of a Dispute commenced by the Participant) or the Participant (in the case of a Dispute commenced by the Company), as applicable, with sufficient details of its calculation of the Security Amount and/or the Participant Liabilities (including, but not limited to the suggested Security Amount and/or the Participant Liabilities itself) in order to allow such non-disputing party and the Actuary to meaningfully consider same.

In the event of a Dispute, the Participant and the Company shall resolve such Dispute in the same manner and under terms and conditions, mutatis mutandis, as those applicable to the resolution of Disputes in sections 2.04(b) and 6.06 of the Trust Agreement.

Specific Assumptions

1.	Raw Discount Rate for Immediate Annuity

For the initial and all future Security Amount and/or Participant Liabilities calculations, the CANSIM series V39062 rate at the calculation date shall be used, with a maximum twenty (20) basis points add-on.

This raw rate (the “Raw Discount Rate”) is prior to any adjustment for the post retirement indexing provisions of the Plan or tax consequences.

2.	Mortality

For the initial calculation of the Security Amount and/or the Participant Liabilities, post-retirement mortality will be based on the UP94@2020 (projected using Scale AA) table, sex distinct.

For subsequent Security Amount and/or Participant Liabilities calculations, the post-retirement mortality will be based on the updated mortality table and standards recommended in the updated CIA Guidance Note and sex distinct. No pre-retirement mortality will be assumed.

3.	Rounding

The Raw Discount Rate is to be rounded to the nearest multiple of 5 basis points.

4.	Adjustment for Tax Consequences

The Raw Discount Rate is to be halved to approximate the tax consequences to the Participant.

5.	Post Retirement Indexing

In order to reflect the post-retirement indexing provision under the Plan, the post retirement discount rate is geometrically reduced by the amount of the otherwise expected indexing under the Plan (that is, the post retirement indexing is deducted from the halved Raw Discount Rate).

6.	Contingency Margin

For the initial and all future Security Amount calculations, the calculation of the Security Amount will include a contingency margin of five percent (5%) of the actuarial liability (before contingency margin) of the Participant Liabilities. For greater certainty, no such contingency margin of five percent (5%) or other margin of the actuarial liability shall be applied in determining the Participant Liabilities at any time.

7.	Retirement Age

A retirement age of 55.96 will be assumed.

8.	Currency

All amounts are in Canadian dollars.

9.	Inflation

For Security Amounts and/or Participant Liabilities calculations, the assumed inflation rate will be determined by reference to be the difference between the CANSIM V39602 bond rate and an unadjusted real return long-term bond rate of CANSIM V39057 (the “Inflation Differential”) subject to the following:

(a)	three percent (3%) per annum would continue to be used for the assumed inflation rate if the Inflation Differential calculated in respect of any such Security Amount and/or Participant Liabilities calculation is between two percent (2%) and three percent (3%) per annum;

(b)	where the Inflation Differential calculated in respect of any such Security Amount and/or Participant Liabilities calculation is below two percent (2%) per annum, the assumed inflation rate to be used in such Security Amount and/or the Participant Liabilities calculation will reduce “proportionately”, that is, if the Inflation Differential were 1.75% or 1.35%, for example, the inflation assumption for discounting would be 2.75% and 2.35% respectively;

(c)	where the Inflation Differential exceeds three percent (3%) per annum, the inflation rate to be used in any such Security Amount and/or the Participant Liabilities calculation shall be equal to the Inflation Differential.

10.	Actuarial Cost Method

The Unit Credit Cost Actuarial Method shall be the actuarial cost method used to calculate Participant Liabilities under the Plan. The Unit Credit Cost Actuarial Method is an actuarial cost method wherein the actuarial liability is the present value of the pension benefit accrued from the date of entry into the Plan to the date of the valuation. This actuarial cost method shall be applied to the following employee data as at March 1, 2011:

Member	Date of Birth	Spouse Date of Birth	SERP Service[1]	Average Earnings[1]	YMPE[1]
Baird	03/16/1955	08/20/1949	25.778 years	479,441	44,900

[1]

Earnings and service were frozen as at September 16, 2008. YMPE assumed to be frozen as at September 16, 2008. The SERP Agreement calls for the use of calendar year periods in determining average earnings. However as only fiscal year data was available, we have used fiscal year periods to determine average earnings.

Based on the above employee data, the accrued annual benefits payable to Baird under the Plan at March 1, 2011 (age 55.96) are as follows:

	Accrued monthly Lifetime Pension	Accrued monthly Bridge Pension (paid from retirement to age 65)
Baird	$15,476	$424

11.	Other Assumptions

Participant Liabilities shall be determined based on the assumption that the Plan is terminated at such date of valuation and having regard, for greater certainty, to the value of any benefits previously paid to the Participant pursuant to the Plan.

12.	Initial Letter of Credit Calculation as at March 1, 2011

The valuation date of the initial Letter of Credit shall be March 1, 2011. The following actuarial assumptions shall be used to evaluate the initial Letter of Credit:

Letter of Credit Valuation

Valuation Date	March 1, 2011
Cansim V39062 rate at valuation date[1]	3.75% per annum
Cansim V39057 rate at valuation date[1]	1.41% per annum
Discount rate
Baird (immediate annuity)	3.95% per annum (raw rate) [2,3]
Inflation (CP1)	3.00% per annum[4]
Post Retirement Indexing[5]	1.25% per annum
Earnings, YMPE and DB Limit	Frozen at September 16, 2008
Retirement Age	Age 55.96
Post retirement Mortality[6]	UP94@2020 using Scale AA. Sex distinct
Pre retirement Mortality	None
Spousal Assumption	100% married, actual spouse date of birth used
Contingency Margin	5% load applied to actuarial liability
Actuarial cost method	Unit Credit. Based on benefits accrued at the valuation date.

[1]	Cansim rates as of February 2, 2011 used as a proxy for the March 1, 2011 rate.
[2]	Discount rate for Ms. Baird equals 3.75%, plus 0.20% add on, rounded to the nearest 0.05%
[3]	This raw rate is then halved to approximate the tax consequences
[4]	Since the “Inflation Differential” (as defined in Schedule C assumptions) is 3.75% - 1.41% = 2.34%, the assumed inflation rate is 3.00%
[5]	The SERP provides for post retirement indexing equal to 75% of CP1, less 1%. to a maximum of 4.0% per year
[6]

This mortality table will be used for the initial letter of credit valuation and thereafter adjusted based on the current CIA Guidance Note. As explained in greater detail in the Plan, benefits under the Plan are payable for the Participant’s life and, following the death of the Participant, will continue to be paid to the Participant’s Designated Beneficiary in accordance with and subject to the terms of the Plan.

Result as at March 1, 2011

Based on the above actuarial assumptions, the employee data set out in Section 10 of this Schedule C, and the terms of the Plan, the Security Amount required for the initial Letter of Credit calculated @ March 1, 2011 is as follows:

Face value of Letter of Credit
CDN$	5,482,300

Schedule “D-1”

[Attach copy of initial Letter of Credit terms]

McCarthy Tétrault LLP DOCS #10198518 v. 2

MMM DD, YYYY

IRREVOCABLE STANDBY LETTER OF CREDIT NO. GTEHCVXXXXXX	DRAFT

BENEFICIARY	:	ROYAL TRUST CORPORATION OF CANADA 155 WELLINGTON STREET WEST, 20th FLOOR TORONTO, ONTARIO M5V 3K7
APPLICANT	:	HELI-ONE CANADA INC. 4740 AGAR DRIVE, RICHMOND, B.C. V7B 1A3
AMOUNT	:	CAD5,482,300.00 (CANADIAN DOLLARS FIVE MILLION FOUR HUNDRED EIGHTY TWO THOUSAND THREE HUNDRED ONLY)
EFFECTIVE DATE	:	MARCH 31, 2011
EXPIRATION DATE	:	MARCH 31, 2012
EXPIRATION PLACE	:	AT THE COUNTERS OF HSBC BANK CANADA, VANCOUVER MAIN BRANCH, 885 WEST GEORGIA STREET, VANCOUVER, B.C. V6C 3G1

WE HEREBY AUTHORIZE YOU TO DRAW ON HSBC BANK CANADA, VANCOUVER MAIN BRANCH, 885 WEST GEORGIA STREET, VANCOUVER, B.C. V6C 3G1, FOR THE ACCOUNT OF HELI-ONE CANADA INC., 4740 AGAR DRIVE, RICHMOND, B.C. V7B 1A3, UP TO AN AGGREGATE AMOUNT OF FIVE MILLION FOUR HUNDRED EIGHTY TWO THOUSAND THREE HUNDRED AND 00/100’S CANADIAN DOLLARS AVAILABLE BY YOUR DRAFTS AT SIGHT, INDICATING L/C NUMBER AND DATE, ACCOMPANIED BY:

•	YOUR SIGNED STATEMENT CERTIFYING THAT THE AMOUNT DRAWN UNDER THIS CREDIT IS DUE AND PAYABLE TO YOU BY HELI-ONE CANADA INC.

•	THE ORIGINAL OF THIS CREDIT.

THIS CREDIT IS ISSUED IN CONNECTION WITH A RETIREMENT COMPENSATION PLAN TRUST FUND ESTABLISHED TO SECURE THE PAYMENT OF CERTAIN BENEFITS TO CHRISTINE BAIRD.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE HEREOF, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT OR ANY FUTURE EXPIRATION DATE, WE NOTIFY YOU, THE APPLICANT AND CHRISTINE BAIRD, 1401 – 1860 ROBSON STREET, VANCOUVER, B.C. V6G 3C1 IN WRITING BY REGISTERED MAIL OR COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY ADDITIONAL PERIOD.

CONT’D…/2

THIS PAGE IS AN INTEGRAL PART OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. GTEHCVXXXXXX

WE HEREBY ENGAGE WITH YOU THAT DRAFTS DRAWN IN CONFORMITY WITH THE TERMS OF THIS CREDIT WILL BE DULY HONOURED IF PRESENTED TO US ON OR BEFORE THE EXPIRY DATE.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS IRREVOCABLE STANDBY LETTER OF CREDIT IS SUBJECT TO UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

P.2

Schedule “D-2”

[Attach copy of then current Letter of Credit terms]